Exhibit 20.1

*******************************PRESS RELEASE*******************************


February 2002                                              MEDIA CONTACT
                                                         Charlene J. Jarest
                                                           (508) 675-2121


FOR IMMEDIATE RELEASE


Slade's Ferry Bank announces the retirement of its President and Chief Executive Officer, James D. Carey. Mr. Carey also served as Executive Vice President of Slade's Ferry Bancorp, parent company to the bank. He will retire as of March 29, 2002. Mr. Carey's banking career has spanned forty years, starting as a teller and becoming President and CEO of Slade's Ferry Bank in 1988. At that time, the bank's asset size was approximately $113 Million with six locations. The bank finished 2001 with approximately $400 million in assets and eleven branches, plus a limited service high school location.

Mr. Carey has been very active in the community, serving on many boards and foundations.

Slade's Ferry Bank is a full service bank, with branches in Somerset, Fairhaven, Fall River, New Bedford, Seekonk, and Swansea. The bank specializes in personalized banking services and ongoing service to the communities it serves. The bank's trade symbol is SFBC on the NASDAQ small cap market.

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